UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LINCOLNWAY ENERGY, LLC
(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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January 20, 2015

Dear Member:

You are cordially invited to the annual meeting of the members of Lincolnway Energy, LLC, which will be held at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa on Thursday, March 5, 2015, commencing at 6:30 p.m.

The following documents are being made available to the members on Lincolnway Energy's website in connection with the annual meeting:

1.	Notice of Internet Availability of Proxy Materials

2.	Notice of Annual Meeting of Members

3.	This letter

4.	Proxy Statement

5.	2014 Annual Report

6.	Ballot

The Notice of Internet Availability of Proxy Materials and the Notice of Annual Meeting of Members were mailed to the members on or around January 20, 2015, in accordance with the rules of the Securities and Exchange Commission. The Ballot, along with a return envelope for the Ballot and another copy of the Notice of Internet Availability of Proxy Materials, will also be mailed to the members on or around February 3, 2015, as permitted by the rules of the Securities and Exchange Commission.

There are two proposals on the Ballot for the meeting.

One proposal is the election of three directors. The three nominees for the three director positions that need to be filled at the annual meeting are William Couser, Rick Vaughan and Terry Wycoff.

The other proposal on the Ballot is the ratification of the selection of McGladrey LLP as Lincolnway Energy, LLC's auditor for the fiscal year ending September 30, 2015.

It is important that your units be represented and voted at the meeting. The Directors therefore urge you to carefully review all of the materials, and then complete, sign and date your Ballot and promptly return it in the reply envelope that Lincolnway Energy will be mailing to you along with the Ballot on or around February 3, 2015. You can also print the Ballot off the website, and then return the Ballot to Lincolnway Energy. You should, however, first access and review all of the proxy materials on the website before sending in your Ballot. In either case, your Ballot must be received at the principal office of Lincolnway Energy before 3:00 p.m. on March 5, 2015 in order to be valid. This will also help ensure a quorum at the meeting and may save Lincolnway Energy the expenses and extra work of additional solicitation. If you return your Ballot before the meeting and decide that you want to change your vote, you can do so at any time before the voting results are announced at the meeting by either coming to the principal office of Lincolnway Energy before 3:00 p.m. on March 5, 2015 or by coming to the annual meeting and notifying any Director at any time before the voting results are announced at the meeting. In either case, you will be given another Ballot to complete and deliver either at the annual meeting or to the principal office of Lincolnway Energy at any time before 3:00 p.m. on March 5, 2015. You also can, however, wait to vote by Ballot at the meeting.

On behalf of the Directors, I would like to thank you for your continued interest in the affairs of Lincolnway Energy, LLC, and we look forward to seeing you at the meeting.

Sincerely,

/s/ Eric Hakmiller
Eric Hakmiller, President

LINCOLNWAY ENERGY, LLC
_______________________

NOTICE OF ANNUAL MEETING OF MEMBERS
March 5, 2015
_______________________

To the Members:

You are cordially invited to the annual meeting of the members of Lincolnway Energy, LLC that will be held at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa, on Thursday, March 5, 2015, commencing at 6:30 p.m. to consider the two proposals set out in the Notice of Internet Availability of Proxy Materials that was sent along with this Notice and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only members of record on January 20, 2015, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.

Whether or not you expect to attend the meeting, the Directors urge you to please promptly complete, sign and date your ballot, and return the ballot to Lincolnway Energy. Your ballot must be received at the principal office of Lincolnway Energy before 3:00 p.m. on March 5, 2015 in order to be valid. This will also help ensure a quorum at the meeting, and may save Lincolnway Energy the expenses and extra work of additional solicitation. If you return your ballot before the meeting and decide that you want to change your vote, you can do so at any time before the voting results are announced at the meeting by either coming to the principal office of Lincolnway Energy before 3:00 p.m. on March 5, 2015 or by coming to the annual meeting and notifying any Director at any time before the voting results are announced at the meeting. In either case, you will be given another ballot to complete and deliver either at the annual meeting or to the principal office of Lincolnway Energy at any time before 3:00 p.m. on March 5, 2015. You also can, however, wait to vote by ballot at the meeting.

The Proxy Statement that is available on Lincolnway Energy's website describes in more detail the proposals to be voted upon at the meeting.

A copy of the 2014 Annual Report, which includes financial statements, is also available on Lincolnway Energy's website.

This Notice and a Notice of Internet Availability of Proxy Materials were mailed to the members on or around January 20, 2015. This Notice and the Notice of Internet Availability of Proxy Materials, along with a letter to the members from the President, the Proxy Statement, the 2014 Annual Report and the ballot, were also posted on or around January 20, 2015 under the "Annual Reports" section found under the "Investors" tab near the top of the page of Lincolnway Energy's website.

The Directors determined to make all of the proxy materials available to the members on Lincolnway Energy's website in accordance with the rules of the Securities and Exchange Commission regarding the internet availability of proxy materials. The Notice of Internet Availability of Proxy Materials describes that process in more detail. The Directors took this approach because it will result in savings in administrative time and printing and mailing costs. If you want to receive a paper or email copy of the proxy materials, however, you can request one by following the procedures set out in the Notice of Internet Availability of Proxy Materials. You should indicate in your request if the request is just for this annual meeting or for all member meetings. If you make a request for a paper or email copy of the proxy materials for all member meetings, you will be provided with a paper or email copy for this annual meeting and all future member meetings until you revoke your request. The paper or email copy of the proxy materials will be provided at no cost. All of the proxy materials can also be printed off by you from the website. You should, however, in all events first access and review all of the proxy materials on the website before sending in your ballot. The ballot, along with a return envelope and another copy of the Notice of Internet Availability of Proxy Materials, will also be mailed to the members on or around February 3, 2015 as permitted by the regulations of the Securities and Exchange Commission.

By Order of the Directors,

/s/ Richard Johnson
Richard Johnson, Secretary
Nevada, Iowa
January 20, 2015

LINCOLNWAY ENERGY, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201

PROXY STATEMENT FOR ANNUAL MEETING OF MEMBERS
TO BE HELD ON MARCH 5, 2015

GENERAL INFORMATION

This Proxy Statement is being provided by Lincolnway Energy, LLC in connection with the annual meeting of the members that will be held on March 5, 2015, commencing at 6:30 p.m., at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa, and any adjournment or postponement thereof. If you need directions to the Holiday Inn Conference Center, please call Lincolnway Energy at (515) 232-1010.

The Notice of Internet Availability of Proxy Materials and the Notice of Annual Meeting of Members with respect to the annual meeting were first sent to the members on or around January 20, 2015. This Proxy Statement, the 2014 Annual Report and the Ballot, along with the two notices referenced in the preceding sentence and a letter to the members from the President, were first posted on Lincolnway Energy's website on or around January 20, 2015. The Notice of Internet Availability of Proxy Materials and the Ballot will also be mailed to the members on or around February 3, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
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Q:    What is the purpose of the proxy statement, ballot and annual report?

A:
The proxy statement, ballot and annual report are being provided to the members pursuant to the requirements of the proxy rules of the Securities and Exchange Commission and of Lincolnway Energy's Second Amended and Restated Operating Agreement. In particular, the materials are provided to solicit your vote by the ballot on the two proposals to be voted upon by the members at the annual meeting and to invite you to the annual meeting.

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Q:	Who is providing the proxy statement, ballot and annual report and soliciting for the ballot?

A.
The materials are being provided to you by Lincolnway Energy and the ballot is solicited on behalf of Lincolnway Energy and the directors of Lincolnway Energy. In addition to the materials, Lincolnway Energy's directors or officers may use telephone, electronic or other means to request members to return their ballot or to attend the annual meeting.

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Q:	Who is paying the costs of the solicitation?

A:	The cost of preparing and distributing the proxy materials and otherwise for the annual meeting will be paid by Lincolnway Energy.

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Q:	Who are the notice of internet availability of proxy materials, notice of annual meeting, letter from the president, proxy statement, annual report and ballot being sent or made available to?

A:
The materials are being sent or made available to everyone who was listed as a member of Lincolnway Energy in its books and records on January 20, 2015. January 20 is referred to as the "record date" for the annual meeting for purposes of the Second Amended and Restated Operating Agreement and the proxy rules of the SEC. Only members of record on January 20, 2015 are entitled to notice of, and to vote at, the annual meeting.

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Q:	What proposals will the members vote on at the annual meeting:

A:	The following two proposals will be voted on by the members:

Proposal 1:
The election of three directors to serve until the annual meeting of the members that will be held in 2018. There are three nominees for those three director positions. The nominees are William Couser, Rick Vaughan and Terry Wycoff. This proposal is discussed in the "ELECTION OF DIRECTORS" section of this proxy statement commencing on page 5, and in particular in the "Nominees For Election as a Director at the Annual Meeting--Proposal 1" section of this proxy statement, commencing on page 10.

Proposal 2:
The ratification of McGladrey LLP as Lincolnway Energy's auditor for the fiscal year ending September 30, 2015. This proposal is discussed in the "RATIFICATION OF AUDITOR--PROPOSAL 2" section of this proxy statement, commencing on page 30.

No member proposals will be able to be made or acted upon at the annual meeting, and no member action will otherwise be able to be taken at the annual meeting, other than voting on the above three proposals.

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Q:	How many votes does each member have?

A:	Members are entitled to one vote for each unit that they hold.

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Q:	How many units are outstanding?

A:	Lincolnway Energy has a single class of units. There were 42,049 units outstanding on the January 20, 2015 record date. Those units were held by 950 different members.

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Q:	What constitutes a quorum for the annual meeting?

A:
The members holding at least 25% of the outstanding units will constitute a quorum of the members for the annual meeting. Since Lincolnway Energy has 42,049 outstanding units, at least 10,513 units need to be represented at the meeting in order for there to be a quorum.

A member attending the annual meeting will be counted for establishing a quorum. A member who is not present at the meeting but who is voting by a proxy or who properly completed and timely returned a ballot to Lincolnway Energy will also be counted for establishing a quorum.

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Q:	What is the voting requirement for the two proposals?

A:	If a quorum is represented at the annual meeting, the voting requirement for the two proposals is as follows:

•
The vote of a plurality of the units that are voted on the election of the three directors will be the act of the members on that proposal. A plurality vote means that the nominees who receive the highest number of votes will be elected to fill the three director positions. There are, however, only three nominees for the three director positions, so each of the nominees will be elected as a director as long as they each receive one vote.

•
The vote of the members holding at least a majority of the units that are represented at the annual meeting will be the act of the members with respect to the ratification of Lincolnway Energy's auditor. If only the 10,513 units necessary to make a quorum were represented at the annual meeting, that proposal could be approved by the members holding 5,257 units.

Votes withheld and abstentions and broker non-votes represented at the annual meeting will be counted for quorum purposes, but will not be counted as votes cast for or against either of the proposals to be voted upon at the annual meeting.

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Q:	When must my ballot be received by Lincolnway Energy in order to be valid and how must the ballot be completed in order to be valid?

A:
A ballot must be received at the principal office of Lincolnway Energy before 3:00 p.m. on March 5, 2015 in order to be valid or be delivered at the annual meeting before the voting results are announced at the annual meeting. The ballot must also be signed and dated, and properly completed, in order to be valid. If a ballot is signed, dated, properly completed and timely returned, the units it represents will be voted at the annual meeting in accordance with the specifications provided in the ballot. As noted on the ballot, if you fail to properly complete your vote on any proposal or to specify in your ballot your vote on either of the proposals, you will be deemed to have abstained from voting on that particular proposal. A member abstaining on a proposal is counted for purposes of establishing a quorum for the annual meeting, but an abstention on a proposal will not be treated as either a vote for or a vote against the proposal. You should carefully review the ballot for other voting instructions.

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Q:	Can a member revoke a ballot?

A:
A member who returns a ballot to Lincolnway Energy before the annual meeting, but wants to change the member's vote, can do so at any time before the voting results are announced at the annual meeting by either coming to the principal office of Lincolnway Energy before 3:00 p.m. on March 5, 2015 or by coming to the annual meeting and notifying any director at any time before the voting results are announced at the annual meeting. In either case, the member will be given another ballot to complete and deliver either at the annual meeting or to the principal office of Lincolnway Energy at any time before 3:00 p.m. on March 5, 2015.

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Q:	Will a vote be taken at the annual meeting?

A:
Members will be permitted to deliver their ballots at the annual meeting at any time before the voting results are announced at the annual meeting. Lincolnway Energy does not, however, contemplate calling for a vote on either of the proposals, and will instead tabulate the results of the voting by the ballots and announce the results near the conclusion of the annual meeting.

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Q:	How can a member nominate director candidates or make a proposal for next year's annual meeting?

A:	This question is answered in the "MEMBER PROPOSALS FOR 2016 ANNUAL MEETING" section of this proxy statement, commencing on page 35.

You need to review this entire proxy statement and the ballot for further details and information.

ELECTION OF DIRECTORS

General Background; Nomination Process.

Lincolnway Energy currently has ten directors, who are elected by the members of Lincolnway Energy. Each director is elected to a three year term and until his or her successor is elected and qualified. The terms of the directors are staggered, so that the term of three directors expire in one year, three expire the next year, and four expire the following year. The terms of the directors expire at the annual meeting of the members.

The term of three directors will expire at the annual meeting, so one of the purposes of the annual meeting is to elect three directors for Lincolnway Energy. The directors who are elected at the annual meeting will each serve a three term and until their successor is elected and qualified. The three nominees for the director positions are identified below.

Lincolnway Energy has three processes by which an individual can be nominated for election as a director. Those processes are set out in Section 4.3 of the Second Amended and Restated Operating Agreement of Lincolnway Energy.

One of those processes requires nominations from the directors or a nominating committee established by the directors. Section 4.3 of the Second Amended and Restated Operating Agreement provides that the directors, or a nominating committee established by the directors, shall prepare a list of nominees for each director position to be filled at the next annual meeting of the members. Lincolnway Energy has a nominating committee, and the nominating committee, with the unanimous approval of the directors, has nominated three individuals as candidates for election as a director at the annual meeting.

Another process authorized by Section 4.3 of the Second Amended and Restated Operating Agreement is that the directors may, pursuant to an agreement with any person, permit the person to designate a nominee or nominees for election as a director. There is not currently any such agreement.

The other process provided for in Section 4.3 of the Second Amended and Restated Operating Agreement allows any member or members owning at least five percent of the outstanding units to nominate any individual for election as a director by submitting a written nomination petition to Lincolnway Energy within the time period provided for in Section 4.3. The nominee must also provide Lincolnway Energy with the nominee statement contemplated by Section 4.3. No nominees were nominated pursuant to the member nomination process for this annual meeting.

No nominations for any director position may be made from the floor at any meeting of the members.

Background and Experience of Directors.

The directors of Lincolnway Energy are elected by the members. The vote of the members is generally taken by ballot and without any discussion with or by the members at the annual meeting of the members.

Lincolnway Energy therefore does not know what specific experience, qualifications, attributes or skills of the current directors led any particular member or members to vote for any director. All of the current directors were, however, nominated by the nominating committee of the directors, and the three nominees for election at the annual meeting were nominated by the nominating committee and are also incumbent directors. The nominating committee, and the directors in considering the recommendations of the nominating committee, considered the experience, qualifications, attributes and skills set out in the following paragraphs and in the following biographies of the directors in reaching the conclusion that the directors should serve as a director and therefore be recommended to the members for election as a director at the annual meetings of the members at which the directors were elected to their current respective three year terms and in reaching the conclusion to recommend the three nominees who are incumbent directors for election at the March 5 annual meeting.

One factor that was considered and that applies to nine of the directors is that those nine directors have gained substantial experience, knowledge and background regarding Lincolnway Energy's operations and the ethanol industry in general through their service as a director of Lincolnway Energy. Seven of the directors have served as a director since Lincolnway

Energy was organized in May of 2004, and two directors have served since July 27, 2007. Greg Geoffrey has served as a director since March 4, 2013.

Since Lincolnway Energy was organized in May of 2004, Lincolnway Energy, along with the ethanol industry in general and the economy as a whole, have experienced a wide range of political, economic and market circumstances, ranging from very favorable to very difficult circumstances. The directors have therefore gained valuable background and experience over a diverse range of circumstances that do not always occur over an eleven year period of time.

Another factor that was considered and that applies to all of the directors is the training, educational and industry association opportunities that have been engaged in by the directors. For example, a majority of the directors have attended the Renewable Fuels Association annual conference and the Iowa Institute of Coops director training workshops. Those activities have given the directors additional experience and background both with respect to the ethanol industry and serving on the board of a company.

Another factor that was considered and that applies to each director is that each director has individual experience in operating or managing a business through their own personal business endeavors that are discussed in the biographies below. Each director has also evidenced a willingness and ability in their individual businesses to consider and pursue innovative or new approaches, as well as a willingness and ability to assume leadership roles in those businesses and industries, all of which are attributes that are helpful in an evolving and changing industry such as the ethanol industry.

Another practical consideration is that each director is willing to devote the time, which can be significant at times, that is necessary to serve as a director and on committees of the directors.

The biographies set out below provide some further information regarding the directors.

Directors Continuing In Office After the Annual Meeting.

The following paragraphs provide some information regarding the directors whose term extends beyond the date of the annual meeting.

Gregory Geoffroy. Dr. Geoffroy has been a director of Lincolnway Energy since March 4, 2013. His current term as a director will end at the annual meeting of the members that will be held in 2016. Greg has served on Lincolnway Energy's Human Resources and Compensation Committee and on its Finance Committee since March, 2013. Greg received his B.S. in chemistry in 1968 from the University of Louisville. He served two years on active duty as an officer in the US Navy, and he did his graduate studies at the California Institute of Technology. After receiving his Ph.D. in chemistry in 1974, he joined the chemistry faculty at Penn State University. An accomplished teacher and research scientist with over 200 publications in organometallic chemistry and catalysis, he rose through the faculty ranks and served as Department Chair and Dean of the Eberly College of Science before moving to the University of Maryland, College Park in 1997 as senior Vice President and Provost. He was appointed President of Iowa State University in 2001 and served in that capacity until 2012. He then served as a Professor of Chemistry from that time until he retired from Iowa State University in 2013. He now occasionally gives leadership lectures in Iowa State's graduate program in higher education. He has been a member of the board of directors of Bankers Trust Co., Des Moines, Iowa since August, 2001, and of the board of directors of National Merit Scholarship Corporation, Chicago, Illinois, since November, 2008. He has also been a member and has served as the Chair of the Board of Trustees of Ashford University since November, 2012. He served as a consultant to Lincolnway Energy from March, 2012 until his election as a director of Lincolnway Energy at the March 4, 2013 annual meeting of the members. Dr. Geoffroy provides, among other things, science and chemistry and management experience to the directors. Dr. Geoffroy is 68.

James Hill. Jim Hill has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004. His current term as a director will end at the annual meeting of the members that will be held in 2016. Jim has served on Lincolnway Energy's Risk Management Committee since May, 2013, and on Lincolnway Energy's Human Resources and Compensation Committee and its Finance Committee since 2008. Following graduation from college, Jim worked in management at Northwestern Bell Telephone Company in various capacities in Minnesota. In 1969, he returned to the family farming and cattle feeding operation in Iowa. While farming and feeding cattle, Jim became involved in cattle industry organizations, and he has served as chairman of the Iowa Beef Industry Council and as president of the Iowa Cattlemen's Association. He also served as president of the board of directors of the Ellsworth-Williams Coop during its merger with Prairie Land Coop. He has also served as an advisory council member for Farm Credit Services of America since approximately 1994. Jim brings, among other things, additional agricultural, management and outside board and industry association background and experience to the directors. An agricultural background provides, among other things, experience that is useful to the directors in connection with analyzing issues related to corn and distillers' grain. Jim is 69.

Richard Johnson. Dick Johnson has been a director of Lincolnway Energy since July 27, 2007, and his current term as a director will end at the annual meeting of the members that will be held in 2016. He has served as the secretary of Lincolnway Energy since March, 2011. Dick has served on Lincolnway Energy's Audit Committee and on its Nominating and Governance Committee since 2007. Dick was a self-employed certified public accountant from 2003 until his retirement in 2009. He has served as a director of a bank holding company, Vision Bankshares, Inc. (f/k/a Ogden Bancshares), since 2006, and as a director of one of its subsidiaries, VisionBank of Iowa (f/k/a Ames Community Bank), since 2009. He served as a director of another Ogden Bancshares subsidiary, Vision Bank of Iowa, from 2006 until April, 2010. He also served as a director of EMC National Life Insurance Company (EMCNL) from 2003 until May, 2010. Dick has been a director and the treasurer of Petroleum Marketers Management Insurance Company (PMMIC) since 2000. Dick served as the chairman of the Capital/Shareholder Committee of Ogden Bancshares. Dick is chairman of the audit committee for PMMIC. Dick served as the audit committee chair of EMCNL from 2003 until May, 2010, and as a member of the audit committee of Vision Bank of Iowa from 2006 until April, 2010. He also served as the elected auditor of the State of Iowa from 1979 to 2003. Dick completed a six year term on December 31, 2006 as a trustee of the Financial Accounting Foundation, which is the board that oversees and provides board member selection and funding of the national Accounting Standards Boards. Dick served as a member of the Iowa Accountancy Examining Board from January 2003 to May 2009. The Accountancy Board licenses and regulates certified public accountants and accounting practitioners in the State of Iowa. Dick brings, among other things, financial accounting experience, including audit committee experience, and outside board and association experience to the directors. Dick is 79.

Kurt Olson. Kurt Olson has been a director of Lincolnway Energy since July 27, 2007, and his current term as a director will end at the annual meeting of the members that will be held in 2016. Kurt served as the secretary of Lincolnway Energy from May, 2008 until February, 2011. He served as the vice chairman of Lincolnway Energy from March, 2011 until March, 2014. Kurt has served as the chairman of Lincolnway Energy's Human Resources and Compensation Committee since 2008. He graduated in 1978 from Iowa State University in ag-economics and has been actively involved in business operations and management of real estate in central Iowa for over 28 years. Kurt was employed with Litchfield Realty Company from 1987 to 2003. He served as the president of Litchfield Realty and its subsidiaries, AgServ Company and FarmLand Real Estate and Management, LC. The business of AgServ Company included a grain elevator, an agronomy supplier, a feed manufacturer and a soybean seed processor. In 2003, Kurt purchased Farmland Real Estate and Management, LC. Farmland Real Estate and Management, LC markets crop insurance and manages farmland. Kurt provides, among other things, agricultural, real estate and farm management background and experience to the directors. Kurt is 58.

Brian Conrad. Brian Conrad has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004. His current term as a director will end at the annual meeting of the members that will be held in 2017. Brian served as the vice chairman of Lincolnway Energy from May, 2008 until February, 2011, and has again served as the vice chairman since March, 2014. Brian has served on the following committees of Lincolnway Energy and for the periods indicated: Human Resources, from 2005 to 2006; Risk Management, from 2005 to 2007 and again from 2013 to present; and Audit Committee and Finance Committee, each since Lincolnway Energy was organized in May, 2004. Brian has been employed with Exelon Generation, in wind and solar, since December 2010. Brian has held the position of Commercial Project Manager since September, 2014, and prior to that time was Manager, Business Development. Prior to Exelon, Brian was employed with John Deere Credit from 1988 until December, 2010. Brian held various positions with John Deere Credit, including credit operations, and sales and marketing. His last position with John Deere Credit was Business Development Manager for the Western U.S. for John Deere Wind Energy. Exelon Corporation purchased John Deere Wind Energy on December 10, 2010. Brian has an undergraduate degree in economics and business administration and a Masters in Business Administration. Brian provides, among other things, background and experience in sales, financing and acquisitions to the directors. Brian is 53.

Timothy Fevold. Tim Fevold has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004. His current term as a director will end at the annual meeting of the members that will be held in 2017. Tim served as the secretary of Lincolnway Energy from the time Lincolnway Energy was organized in May, 2004 until April, 2008. Tim is currently chairman of Lincolnway Energy's Corporate Governance and Nominating Committee, and he also serves on the Audit Committee. He served on Lincolnway Energy's Human Resources Committee from 2008 to 2012. Tim has been employed by Hertz Farm Management, based in Nevada, Iowa, since 1982, and is an accredited farm manager. He represents absentee landowners throughout Central Iowa. Tim has also been licensed as a real estate broker in Iowa since 1987. Tim brings, among other things, additional agriculture, real estate and farm management background and experience to the directors. Tim is 54.

Jeff Taylor. Jeff Taylor has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004. His current term as a director will end at the annual meeting of the members that will be held in 2017. Jeff served as the vice president/vice chairman of Lincolnway Energy from the time Lincolnway Energy was organized in May, 2004 until April, 2008. Jeff has served as the chairman of Lincolnway Energy since May, 2008. Jeff has been self-employed as a farmer since 1988, and he owns and operates farms in Story County, Iowa. Jeff received a Bachelor of Science degree from Iowa State University in farm operations and agricultural studies. Jeff provides, among other things, agriculture and management background and experience to the directors. Jeff also completed board member and chairman certification from the Iowa Institute of Cooperatives. Jeff is 48.

The three other directors are up for re-election, and similar information regarding those directors, is provided in "Nominees for Election as a Director at the Annual Meeting--Proposal 1" below.

Nominees for Election as a Director at the Annual Meeting--Proposal 1.

The term of three directors will expire at the annual meeting, so three directors need to be elected at the annual meeting. The individuals who are elected to those three director positions will each serve until the annual meeting of the members that will be held in 2018 and until their successors are elected and qualified.

The nominating committee of the directors, with the unanimous approval of the directors, has nominated William Couser, Rick Vaughan and Terry Wycoff for election as a director at the annual meeting.

The directors anticipate that all nominees will be able to serve, if elected, but if any nominee is unable to serve at the time of election, any vote for that nominee will not be counted and will not be cast for any other nominee.

As noted, there are three director positions to be filled, and there are three nominees to fill those three positions. You can vote for less than three nominees. In that case, your vote for the nominee or the two nominees designated by you will be counted, but you will be deemed to have abstained from voting for all of the other nominees. If you return a ballot but you do not vote for any of the nominees, you will be deemed to have abstained from voting for any of the nominees. You will in each case still be deemed present for purposes of establishing a quorum for the annual meeting. You should carefully review the ballot for other voting instructions.

There must be at least twenty-five percent of the outstanding units represented at the meeting (in person or by proxy or ballot) in order for there to be a quorum for the annual meeting. If a quorum is represented at the annual meeting, the vote of a plurality of the units which are voted on the election of the directors will be the act of the members on that proposal. A plurality vote means that the nominees who receive the highest number of votes will be elected to fill the three director positions. As noted above, there are only three nominees for the three director positions that need to be filled at the annual meeting. The nominees will therefore each be elected as a director as long as they each receive at least one vote.

The following paragraphs provide some information regarding the three nominees for election as a director at the annual meeting. The nominees are presented in alphabetical order in the following paragraphs. The directors recommend the election of the three nominees.

William Couser. Bill Couser has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004. His current term as a director will end at the annual meeting of the members. Bill was the chairman of Lincolnway Energy from the time Lincolnway Energy was organized in May, 2004 until April, 2008. He also served as the interim president and chief executive officer of Lincolnway Energy from May, 2004 until July 13, 2005. Bill has served on Lincolnway Energy's Finance Committee and on its Human Resources Committee since 2008. Bill has served as a director of Iowa Renewable Fuels Association for the past ten years, and he served as the president of the Iowa Renewable Fuels Association from January, 2004 to December, 2010. He is also serving as a director of the Iowa Cattlemen’s Association and Iowa Institute for Coops. He has served as a director on those boards for the past seven years. Bill has been self-employed as a farmer since 1977. His farming operations include row crops and cattle. Bill brings, among other things, additional agricultural and management background and experience to the directors. Bill also brings outside board and affiliations background and experience to the directors, including in the ethanol industry as noted above. Bill is 60.

Rick Vaughan. Rick Vaughan has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004. His current term as a director will end at the annual meeting of the members. Rick has served on the following committees of Lincolnway Energy and during the time periods indicated: Human Resources and Compensation

Committee, since 2008; Governance Committee, from 2008 to 2012; Audit Committee, since 2008; and Risk Committee, since 2013. Rick served as the General Manager of Prairie Land Cooperative from February 1995 until August of 2011. Prairie Land Cooperative merged with Innovative Ag Services on September 1, 2011. He became Co-CEO of Innovative Ag Services on September 1, 2011 and CEO in December, 2012. Innovative Ag Services is a farm supply business serving producers in grain marketing and services, agronomy products and services, feed manufacturing, diesel fuel and propane products and services. Rick brings, among other things, agricultural, cooperative, management and marketing experience and background to the directors. Rick is 55.

Terrill Wycoff. Terry Wycoff has been a director of Lincolnway Energy since Lincolnway Energy was organized in May, 2004. His current term as a director will end at the annual meeting of the members. Terry has also served as the treasurer of Lincolnway Energy since Lincolnway Energy was organized in May, 2004. Terry has served on Lincolnway Energy's Finance Committee and on its Governance Committee since 2008. Terry retired on March 31, 2012 from his employment at First National Bank, Ames, Iowa after 50 years of service. Terry's last position with First National Bank was Executive Vice President. He still serves as a member of the board of directors of First National Bank. Terry adds, among other things, background and experience in banking and finance to the directors. Terry is 72.

Director Independence.

The directors have determined that each of the directors, and each nominee for election as a director at the annual meeting, meet the standards of independence under the Governance Guidelines and applicable NASDAQ Stock Market listing standards, including that each director and nominee for election as a director is free of any relationship that would interfere with his individual exercise of independent judgment.

Board Leadership Structure and Role in Risk Oversight.

Lincolnway Energy's board is currently comprised of ten directors. The directors elect, among other officers, a chairman and a vice chairman. The chairman presides over and acts as chairperson of all meetings of the directors and of the members, when present, and if the chairman is not present, the vice chairman services as chairperson of the director or member meeting in question.

The board also elects or appoints a secretary, a treasurer, a president and a chief financial officer.

Jeff Taylor is the chairman, Brian Conrad is the vice chairman and Eric Hakmiller is the president and chief executive officer, so the same individual does not serve as both the chairman and the president.

The directors believe the leadership structure of the board and its officers is appropriate in the context of Lincolnway Energy's business and circumstances because it allocates the oversight of the business among the directors and the executive officers in a manner such that the day-to-day business is operated and overseen by qualified executive officers, who in turn report to the directors, who can then oversee the activities of those executive officers and the business as a whole.

The directors participate in the risk oversight of Lincolnway Energy primarily through reviewing and analyzing the reports and information provided to the directors by the executive officers and through the functions of the risk committee, the audit committee and the finance committee. The latter two committees are discussed in the "COMMITTEES OF THE DIRECTORS" section of this proxy statement. The directors believe this approach is consistent with the leadership structure of the board.

Section 16(a) Beneficial Ownership Reporting Compliance

Tim Fevold is a director of Lincolnway Energy. Mr. Fevold purchased 25 units of Lincolnway Energy on December 31, 2013. Under the regulations of the U.S. Securities and Exchange Commission, Mr. Fevold was required to file a Form 4 with the SEC regarding that transaction by not later than January 3, 2014, but the Form 4 was not filed with the SEC until January 8, 2014. Mr. Fevold’s failure to timely file the Form 4 was inadvertent, and, as noted, Mr. Fevold did file a Form 4 with the SEC regarding the transaction. Mr. Fevold has timely filed all other Form 3 and Form 4 filings that were required to be made by Mr. Fevold under the regulations of the SEC.

Neal Greenberg served as the interim chief financial officer of Lincolnway Energy from January 21, 2014 to October 3, 2014. Under the regulations of the U.S. Securities and Exchange Commission, Mr. Greenberg should have filed a Form 3 by not later than February 4, 2014, but the Form 3 has not yet been filed. Mr. Greenberg has advised Lincolnway Energy that he is in the process of obtaining filing numbers for the filing of the Form 3 and that he will promptly file the Form

3 once those numbers have been obtained. Mr. Greenberg’s failure to file the Form 3 was inadvertent, and Mr. Greenberg immediately agreed to file the Form 3 when the matter was brought to his attention.

MEETINGS OF THE DIRECTORS; ATTENDANCE OF
MEMBER ANNUAL MEETINGS BY DIRECTORS

The directors held a total of 10 meetings (including regularly scheduled and special meetings) during the fiscal year ended September 30, 2014. During the fiscal year ended September 30, 2014, each director attended at least 75% of the aggregate of (1) the total number of meetings of the directors which were held during the period for which the director was a director, and (2) the total number of meetings held by any committees of the directors on which the director served during the period that the director served.

Lincolnway Energy does not have any formal policy with regard to directors' attendance at annual meetings of the members. Lincolnway Energy does, however, encourage all of its directors to attend the annual meeting of the members, and all of the directors attended the last annual meeting of the members that was held on March 5, 2014.

MEMBER COMMUNICATIONS TO THE DIRECTORS

A member desiring to send any communication to the directors may do so in writing by either delivering the writing to Lincolnway Energy's principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201, or by mailing the writing to that address, in either case, to the attention of the President. Lincolnway Energy will provide a copy of each such writing to each director.

COMMITTEES OF THE DIRECTORS

Nominating and Company Governance Committee.

Lincolnway Energy has a nominating and company governance committee ("nominating committee") which is to be comprised of not less than three directors. The members of the committee from March 21, 2012 through the posting of this proxy statement on Lincolnway Energy's website were Tim Fevold, Terry Wycoff, Kurt Olson and Richard Jacobson. The nominating committee held 2 meetings during the fiscal year ended September 30, 2014. All of the members of the nominating committee attended at least 75% of those meetings.

The nominating committee has a charter. A copy of the charter is not available on Lincolnway Energy's website, but a copy of the charter was attached to Lincolnway Energy's proxy statement for the annual meeting of the members that was held on March 4, 2013.

The general functions performed by the nominating committee are to:

•	oversee the governance of Lincolnway Energy, including the operations of the directors and its committees;

•	identify individuals qualified to become directors and recommend nominees for election as director;

•	monitor developments in corporate governance practices; and

•	oversee Lincolnway Energy's compliance with legal and regulatory requirements.

The nominating committee reviews with the directors the skills and characteristics that should be required of director nominees in the context of the current skill sets and characteristics of the existing directors and the circumstances of the business and operations of Lincolnway Energy at the time of the recommendation. The nominating committee attempts to determine the appropriate characteristics, skills and experiences for the directors as a whole and for individual directors, with the objective of having an overall board with diverse backgrounds and experience in business and public service, and not necessarily only in the ethanol industry. The nominating committee does not have a policy with regard to, and does not otherwise consider, diversity in indentifying nominees for director, other than diversity in backgrounds and experience as otherwise discussed in this paragraph. The nominating committee considers the qualifications of individual director candidates with those thoughts in mind, and the characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to serve as a director. In evaluating the suitability of director candidates, the nominating committee takes into account many factors, including the individual's general understanding of marketing, finance and other disciplines relevant to the success of a company of the size and type of Lincolnway Energy in the then existing industry and general business environment; the individual's understanding of Lincolnway Energy's business and operations; the individual's educational and professional background; and the individual's personal accomplishments. The nominating committee evaluates each individual in the context of the directors as a whole, with the objective of recommending a group of nominees that may best help achieve success for Lincolnway Energy's business and represent member interests through the exercise of sound business judgment using the directors' diversity of experience. In determining whether to recommend a director for re-election, the nominating committee also considers the director's past attendance at meetings and the director's participation in and contributions to the activities of the directors. All nominees recommended by the nominating committee are subject to approval by the directors.

The nominating committee will generally first look to the membership of Lincolnway Energy to identify possible director nominees. The nominating committee will consider and evaluate members for possible director nominees on its own, but will also consider any suggestions by other directors. The nominating committee also may, but is not required to, consider any suggestions for director nominees by any members. The nominating committee is not, however, required to only consider or to only nominate members as nominees for director, and the nominating committee is free to recommend any individual as a director nominee. Although Lincolnway Energy does not currently contemplate using any search firm or other outside parties to identify or evaluate or assist in identifying or evaluating director nominees, the nominating committee, with the approval of the directors, may retain search firms or other outside parties and approve payment of fees to those firms or parties.

The nominating committee, with the unanimous approval of the directors, has nominated three individuals for the three director positions that need to be filled at the annual meeting. Those nominees are William Couser, Rick Vaughan and Terry Wycoff, each of whom are incumbent directors who are standing for re-election.

The members of Lincolnway Energy have the ability to nominate individuals for election as a director by following the procedures set forth in Section 4.3 of the Second Amended and Restated Operating Agreement of Lincolnway Energy. Under Section 4.3, any member or members owning at least 5% of the outstanding units may nominate an individual (including any such member) for election as a director by submitting a written nomination petition to Lincolnway Energy. The nomination petition must be on the form provided by Lincolnway Energy and must be received at the principal office of Lincolnway Energy no sooner than the October 1, but not later than the November 30, which precedes the annual meeting in question. In order to have the nominee included in Lincolnway Energy's proxy materials, Lincolnway Energy may, under Rule 14a-18 of the Securities and Exchange Commission, require the nominating member or members to, among other things, provide notice to Lincolnway Energy of the member's intent to do so on Schedule 14N and to file that notice with the Securities and Exchange Commission as provided in Rule 14a-18. The nominee must provide Lincolnway Energy with a signed nominee statement in a form provided by Lincolnway Energy. The nominee statement will include the agreement of the nominee to serve as a director if elected and to prepare, execute and file all reports and documents, and to provide Lincolnway Energy with all information, as may be necessary or appropriate in order for Lincolnway Energy to comply with the Securities Exchange Act of 1934 and all related rules and regulations. The nomination petition from the members and the nominee statement from the nominee may also require all other information and agreements and representations that are determined to be necessary or appropriate by the directors or the President of Lincolnway Energy. A nominee properly nominated by the members will be included as a nominee for election as a director at the annual meeting in question, and the directors of Lincolnway Energy will not evaluate the qualifications of any such nominee. Any nomination petition or any nominee statement that is not fully completed and properly executed, or that is not received within the required time period or is not true or complete, may be rejected by Lincolnway Energy. A rejected nomination petition or nominee statement will be returned by Lincolnway Energy to the member or members submitting the nomination petition or to the nominee submitting the nominee statement, as the case may be.

No individuals were nominated for election as a director at the annual meeting by members pursuant to the nomination procedure set forth in Section 4.3 of the Second Amended and Restated Operating Agreement.

Section 4.3 of the Second Amended and Restated Operating Agreement also provides that the directors may, pursuant to agreement with any person, permit the person to designate a nominee or nominees for election as a director. There was no such agreement as of the date of the posting of this proxy statement on Lincolnway Energy's website.

The directors have the right to determine the slate (if any) on which any nominee shall be placed for purposes of the vote of the members.

Audit Committee.

Lincolnway Energy has an audit committee which is to be comprised of not less than three of the directors. The members of the audit committee from May 28, 2008 through the date of the posting of this proxy statement on Lincolnway Energy's website were Richard Johnson, Tim Fevold, Rick Vaughan and Brian Conrad. The audit committee held 4 meetings during the fiscal year ended September 30, 2014. All of the members of the audit committee attended at least 75% of those meetings.

The audit committee has a charter. A copy of the charter is not available on Lincolnway Energy's website, but a copy of the charter was attached to the proxy statement for the annual meeting of the members that was held on March 4, 2013.

The general function performed by the audit committee is to assist the directors in their oversight of the quality and integrity of the accounting, auditing and reporting practices of Lincolnway Energy. The audit committee's role includes overseeing the audit of Lincolnway Energy's financial statements and the work of Lincolnway Energy's internal accounting and financial reporting and internal auditing processes, and discussing with management Lincolnway Energy's processes to manage business and financial risk. The audit committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on Lincolnway Energy's financial statements and internal control over financial reporting. The audit committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities.

The directors have determined that Richard Johnson is an audit committee financial expert, as that term is defined in the applicable regulations of the Securities and Exchange Commission. The directors have also determined that Mr. Johnson meets the standards of independence under the Governance Guidelines and applicable NASDAQ Stock Market listing standards, including that Mr. Johnson is free of any relationship that would interfere with his individual exercise of independent judgment.

The report of the audit committee appears later in this proxy statement.

Human Resources and Compensation Committee.

Lincolnway Energy has a human resources and compensation committee ("compensation committee") which is to be comprised of not less than three directors. The members of the committee from March, 2013 through the date of the posting of this proxy statement on Lincolnway Energy's website were Kurt Olson, Bill Couser, Rick Vaughn, Jim Hill and Greg Geoffroy. The compensation committee held 5 meetings during the fiscal year ended September 30, 2014. All of the members of the compensation committee attended at least 75% of those meetings.

The compensation committee has a charter. A copy of the charter is not available on Lincolnway Energy's website, but a copy of the charter was attached to the proxy statement for the annual meeting of the members that was held on March 4, 2013.

The general functions performed by the compensation committee are the following:

•	Recommending to the directors the annual goals and objectives of the chief executive officer, chief financial officer, plant manager and commercial manager;

•	Recommending to the directors the compensation of the directors and of the chief executive officer, chief financial officer, plant manager and commercial manager;

•	Conducting and overseeing the performance evaluation of the executive officers of Lincolnway Energy;

•
Reviewing the chief executive officer's recommendations regarding the base salary and incentive compensation arrangement of the chief financial officer and the other key employees of Lincolnway Energy;

•	Recommending to the directors the policies that govern Lincolnway Energy's compensation programs, and overseeing any such programs as are adopted by the directors; and

•	Recommending to the directors any equity-based compensation and other benefit plans, and administering and overseeing any such plans that are adopted by the directors.

The compensation committee has the authority to retain outside advisors or consultants to assist the committee in carrying out its duties and responsibilities, but no such consultants were utilized during the fiscal year ended September 30, 2014.

The compensation committee report appears later in this proxy statement.

Finance Committee.

Lincolnway Energy has a finance committee which is to be comprised of not less than three directors. The members of the finance committee from March, 2013 through the date of the posting of this proxy statement on Lincolnway Energy's website were Terry Wycoff, Bill Couser, Brian Conrad, Jim Hill and Greg Geoffroy. The finance committee held 3 meetings during the fiscal year ended September 30, 2014. All of the members of the finance committee attended at least 75% of those meetings.

The finance committee has a charter. A copy of the charter is not available on Lincolnway Energy's website, but a copy of the charter is attached to the proxy statement for the annual meeting of the members that was held on March 4, 2013.

The general functions performed by the finance committee are to assist the directors in the oversight of Lincolnway Energy's financial performance, capital structure, financing, investment, tax, insurance, divestiture, merger and acquisition activities.

EXECUTIVE OFFICERS AND SIGNICANT EMPLOYEES

Officers of Lincolnway Energy.

The officers of Lincolnway Energy are elected annually by the directors at the annual meeting of the directors, and hold office until the next annual meeting of the directors and until their respective successors are elected. An officer may be removed by the directors at any time, with or without cause, subject to any employment agreement between Lincolnway Energy and the officer. Lincolnway Energy did not, however, have any written employment agreements with any officer as of the date of the posting of this proxy statement on Lincolnway Energy's website, other than with Eric Hakmiller.

Some of the officers of Lincolnway Energy are identified above under "Directors Continuing In Office After The Meeting" and "Nominees for Election as a Director at the Annual Meeting--Proposal 1".

Eric Hakmiller has served as the president and chief executive officer of Lincolnway Energy since April 9, 2013. Eric has 25 years of experience in the grain processing industry, including working in wet milling, soy processing, animal feeds and biofuels. For the six years prior to becoming Lincolnway Energy’s chief executive officer, Eric served as the Vice President and General Manager of the Bunge Biofuels Division. In that capacity, Eric oversaw all biofuels activities in Bunge’s North American operation. Eric has served as a director of Aventine Renewable Energy since October, 2013. Eric served as a director of Southwest Iowa Renewable Energy from July, 2009 to October, 2013, as a director of Bunge Ergon Vicksburg from July, 2009 to October, 2013, and as a director of Renewable Energy Group from December, 2009 to January, 2013. The two prior companies are ethanol companies, and the latter is a biodiesel company. Eric served as the Managing Director of Bunge Germany and Austria from September, 2004 to October, 2005, and in the Bunge affiliated operation of Solae from March, 2003 to September, 2004. Eric is 52.

Kris Strum served as the controller for Lincolnway Energy from December 12, 2005 until October 3, 2014, at which time she became the Director of Finance for Lincolnway Energy. She was employed as a controller by Iowa Newspapers, Inc., in Ames, Iowa, from August, 1989 to December, 2005. Iowa Newspapers, Inc. is a newspaper publishing company. Kris is 49.

Kim Supercynski served as the chief financial officer of Lincolnway Energy from October 29, 2005 until January 15, 2014. She served as Lincolnway Energy's interim president and chief executive officer from November 9, 2012 until April 9, 2013. She served as the corporate controller for Garst Seed Company, located in Slater, Iowa, from approximately February 1996 to October 2005. Her responsibilities in that capacity included overseeing the accounting department. Garst Seed Company is an affiliate of Syngenta, Inc., which is a large international company that sells, markets and produces agricultural seed. Kim is a certified public accountant and a certified treasury professional.

Neal Greenberg served as Lincolnway Energy's interim chief financial officer from January 21, 2014 until October 3, 2014. Neal has been a director of CFO Systems since July, 2012. CFO Systems provides financial services to middle market entities in the United States, and was retained by Lincolnway Energy on an interim basis to provide financial and consulting services to Lincolnway Energy. Neal served as the interim chief financial officer pursuant to that consulting agreement. Prior to joining CFO Systems, Neal served as the Director of Operations of MedWellRx from August, 2011 to June, 2012, and as the Controller of Jet Linx, LLC from July, 2010 to August, 2011. Neal was the Director of Financial Reporting as a full-time consultant for American Gramaphone from July, 2003 to July, 2010.

Significant Employees of Lincolnway Energy.

Lincolnway Energy currently has three employees who Lincolnway Energy expects to make a significant contribution to its business, in addition to Lincolnway Energy's executive officers identified above. Those employees are David Sommerlot, Blair Picard and Lee Mason. Lincolnway Energy does not have a written employment agreement with any of those employees.

David Sommerlot. Dave Sommerlot has been Lincolnway Energy's plant manager since September 8, 2009. He was employed by Cargill, Inc. from 1976 to July 1985, working at Cargill, Inc.'s Iowa Protein Products Soy Specialties facility in Cedar Rapids, Iowa. He was transferred by Cargill, Inc. in July of 1985 to Bloomington, Illinois, where he served as the plant superintendent of Cargill, Inc.'s soy crushing facility. He was transferred again in September 1994 to Des Moines, Iowa, where he served as the plant superintendent for Cargill, Inc.'s oil processing facility until March 2009. Dave is 60.

Blair Picard. Blair Picard was retained as Lincolnway Energy's commercial manager on February 1, 2014. In that role, he manages the buying and selling of Lincolnway Energy's ethanol, distillers' grains and corn oil. Blair was employed by Bunge North America from July, 1990 to December, 2013, during which time he managed Bunge North America's commodities operations. He was an independent floor trader at the Chicago Board of Trade from December, 1987 to January, 1990. Blair traded for Cobec Warehousing (Brazil), Richo Grain (Switzerland) and HBI Inc. (India) over the period from October, 1979 to November, 1987. Blair is 62.

Lee Mason. Lee Mason was retained as an engineer by Lincolnway Energy on April 28, 2014. Lee was with Flint Hills Resources in Menlo, Iowa from October, 2011 to April, 2014, where he worked as an engineer. He was with Air Liqnide in Houston, Texas from May, 2007 to October, 2011, where he worked as a technical engineer, manufacturing business analyst. Lee is 35.

COMPENSATION OF DIRECTORS
Compensation paid to the directors of Lincolnway Energy is reviewed and determined on an annual basis by the directors.  The following table provides information concerning all compensation paid to the directors during the fiscal year ended September 30, 2014 ("Fiscal Year 2014") for services as a director and for services as an officer of Lincolnway Energy with respect to those directors who were also elected to serve as officers.

Name	Fees Earned or Paid in Cash1,2 ($)

Jeff Taylor	$24,000	[3]

Richard Johnson	$19,200	[4]

Terrill Wycoff	$19,200	[5]

Brian Conrad	$18,600	[6]

Kurt Olson	$18,600	[7]

William Couser	$18,000

Timothy Fevold	$18,000

James Hill	$18,000

Rick Vaughan	$18,000

Gregory Geoffroy	$18,000

NOTES:

1.
Amounts shown in this table reflect cash compensation paid to persons serving as directors of Lincolnway Energy at any time during Fiscal Year 2014. Apart from the cash payments reflected in this table, no other form of compensation was paid to any director during Fiscal Year 2014. There was no change in the fees paid to the directors in Fiscal Year 2014 from the fees paid during the previous fiscal year.

2.	Fees for service as a director were paid at the rate of $1,500 per month for Fiscal Year 2014. A director serving throughout the fiscal year received $18,000 in fees.

3.	Includes additional fees of $6,000 for service as Chairman during Fiscal Year 2014.

4.	Includes additional fees of $1,200 for service as Secretary during Fiscal Year 2014.

5.	Includes additional fees of $1,200 for service as Treasurer during Fiscal Year 2014.

6.	Includes additional fees of $600 for services as Vice Chairman during the second half of Fiscal Year 2014.

7.	Includes additional fees of $600 for services as Vice Chairman during the first half of Fiscal Year 2014.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis.
The following discussion describes Lincolnway Energy’s compensation program for its executive officers and the process followed in determining their compensation for Fiscal Year 2014.  The executive officers consist of:  (i) Eric Hakmiller,

President and Chief Executive Officer; (ii) Kim Supercynski, who served as Chief Financial Officer until January 15, 2014; (iii) Blair Picard, Commercial Manager; and (iv) David Sommerlot, Plant Manager (these persons being referred to herein individually as an “Executive” and collectively as the “Executives”).  Details of the compensation provided to the Executives for Fiscal Year 2014 is set forth in the Summary Compensation Table (the “Compensation Table”) that follows this discussion.
The Compensation Table also contains the name of Neal Greenberg, an employee of CFO Systems, LLC (“CFO Systems”), who served as Interim Chief Financial Officer on an independent contractor basis following the departure of Ms. Supercynski, the former Chief Financial Officer. Mr. Greenberg served in this capacity until October 3, 2014. Although Mr. Greenberg is included in the Compensation Table (in accordance with the disclosure requirements established by the Securities Exchange Commission), he was not covered by the compensation program otherwise applicable to the Executives of Lincolnway Energy given his status as an independent contractor. Accordingly, the following discussion applicable to the Executives of Lincolnway Energy does not cover Mr. Greenberg. Information regarding the fees paid by Lincolnway Energy to CFO Systems as compensation for Mr. Greenberg’s services is included in the Compensation Table and explained in greater detail in an accompanying footnote.
Compensation Objectives and Policies. The compensation program for the Executives is administered by the directors and reviewed on an annual basis.  The objective of the program is to provide a fair and competitive compensation package that will enable Lincolnway Energy to attract and retain talented executives who are expected to be instrumental in achieving company goals for growth and profitability and in positioning Lincolnway Energy to effectively compete in the rapidly evolving renewable fuels industry.  The directors believe that the compensation package must be competitive with financial arrangements provided to executive officers of other renewable fuels companies operating not only in Iowa, but throughout the midwestern United States.  The compensation package as adopted by the directors for Fiscal Year 2014, including the compensation terms contained in Mr. Hakmiller’s employment agreement, was designed to promote and reward both individual performance of the Executives and their collective performance as members of the management team.  Compensation related to individual performance was reflected primarily through the base salary established for each Executive.  Collective performance by the Executives as a management team was rewarded primarily through the incentive arrangements focusing primarily on company profitability as the determinative factor for awarding additional compensation to the Executives. In establishing the compensation program, the directors were guided by the policy that each Executive should be assured of receiving a fair base salary that is reflective of the Executive’s individual performance, experience and responsibilities within the organization, while at the same time providing an opportunity to receive additional compensation that is contingent upon the Executive’s ability to function as an effective member of the management team in achieving company profitability.
The compensation program for the Executives (covering the fiscal years ended September 30, 2013, 2012 and 2011) was submitted to the members of Lincolnway Energy for approval on a non-binding basis at the Annual Meeting of Members held in 2014 and the compensation arrangements were approved by approximately 80% of the units voting on the issue. The directors have considered the results of the member vote in evaluating the compensation program for the current fiscal year and believe that the substantial approval voiced by the members is an endorsement that the structure of the program is functioning effectively to align the program with member interests.
Components of Compensation Program.  The compensation program for the Executives during Fiscal Year 2014 consisted of the following components:
•Base Salary - each Executive received a base salary as reflected in the Compensation Table.  The purpose of the base salary was to provide a secure source of cash compensation for the Executive.  Base salary was paid in equal bi-weekly installments and was not contingent upon company performance.
•Incentive Compensation - the Executives participated in incentive compensation arrangements that provided the opportunity to earn additional compensation based on company performance. The Executives other than Mr. Hakmiller participated in a company-wide incentive plan as described below and referred to herein as the “Company Incentive Plan.” Mr. Hakmiller was covered by separate incentive arrangements, also discussed below, that were developed specifically for him and included in his employment agreement when he was hired as President and Chief Executive Officer in April of 2013. Incentive compensation earned by the Executives during Fiscal Year 2014 is reflected in the Compensation Table.
•401(k) Plan Contributions - the Executives participated in the 401(k) Profit Sharing Plan sponsored by Lincolnway Energy (the “401(k) Plan”) and were entitled to receive employer contributions to their respective accounts.  The purpose of the 401(k) Plan is to provide a vehicle for employees to accumulate retirement savings, funded in part through employer contributions.  The 401(k) Plan is a defined contribution plan in which all employees of Lincolnway Energy are entitled to participate after meeting certain eligibility requirements.  Once eligible, participating employees, including the Executives, are entitled to make contributions to the 401(k) Plan from their own salaries as well as to receive employer contributions.  Employer contributions made on behalf of the Executives are shown in the Compensation Table.
Compensation Decisions - Mr. Hakmiller. The decisions concerning Mr. Hakmiller’s compensation package for Fiscal Year 2014 were made by the directors, based on recommendations received from the Human Resources and Compensation Committee (the “Compensation Committee”), as part of negotiating the employment agreement Mr. Hakmiller entered into in April of 2013 when he commenced employment as President and Chief Executive Officer. Those decisions focused primarily on determining the amount of base salary to be paid and the design of his incentive compensation arrangements.

•
Base Salary - with respect to base salary, the Compensation Committee reviewed information regarding base salaries of principal executive officers of other renewable fuel firms operating primarily in the Midwest as a means of assessing the market value for such executives in the industry. There was no attempt, however, to position Mr. Hakmiller’s base salary at any given point within the range of salaries reviewed. Ultimately, the decision concerning his base salary was a negotiated figure based on comparable market rates. The base salary of $232,000 paid to Mr. Hakmiller during Fiscal Year 2014 remained at the same level as the base salary he received during Fiscal Year 2013.

•
Incentive Arrangements - the following incentive arrangements developed for Mr. Hakmiller focus both on short-term performance - awarding additional compensation based on annual company profitability - and on long-term performance - awarding additional compensation linked to an increase in the value of Lincolnway Energy’s membership units over a longer period of time.

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Annual Performance Plan - regarding the short-term incentive, the Compensation Committee initially determined that including Mr. Hakmiller as a participant in the Company Incentive Plan on a mid-year basis during Fiscal Year 2013 was not a realistic alternative, as his inclusion would have necessarily resulted in a reduction of the incentive compensation percentages payable to the other Executives. As a result, the Compensation Committee determined that Mr. Hakmiller’s short-term incentive should be specially designed for him and, like the Company Incentive Plan, focus on annual company performance. The resulting plan awarded additional compensation in an amount equal to one percent (1%) of the “bonus base,” except that if the bonus base exceeded $5,000,000, the additional compensation would then be an amount equal to 1.75% of bonus base. The “bonus base” was an amount equal to Lincolnway Energy’s net profit or net loss, as applicable, as reported in its audited financial statements plus an adjustment of $7,000,000 for Fiscal Year 2013 and an adjustment of $4,000,000 for Fiscal year 2014. These adjustments to net income or net loss, as applicable, were necessary in the judgment of the Compensation Committee to provide Mr. Hakmiller with a meaningful and realistic opportunity to earn incentive compensation based on two factors. First, the Compensation Committee recognized that Lincolnway Energy had operated at a net loss for the fiscal year ended December 31, 2012 (“Fiscal Year 2012”) and was operating at a similar rate of net loss during Fiscal Year 2013 and, consequently, that a plan based solely on annual profitability would not provide a suitable incentive for Mr. Hakmiller. Second, the Compensation Committee was cognizant of the additional operating costs Lincolnway Energy was incurring as a result of operating a coal-powered plant as opposed to a natural gas-powered plant as used by many competitors in the industry. As a result of these two factors, the Compensation Committee determined that an adjustment to operating performance would be necessary to provide a realistic opportunity for the payment of additional compensation during Fiscal Years 2013 and 2014. For Fiscal Year 2013, the Compensation Committee determined that the sum of $7 million should be added to the net income or net loss, as applicable, and that Mr. Hakmiller would be eligible to receive a percentage of the adjusted figure. The $7 million adjustment was selected as an estimate of the operating loss that Lincolnway Energy had incurred during the portion of Fiscal Year 2013 prior to the commencement of Mr. Hakmiller’s employment, together with the additional operating costs Lincolnway Energy would incur for the remaining portion of the fiscal year as a result of operating the less efficient coal-powered plant. For Fiscal Year 2014, an adjustment of $4 million was selected based on a determination by the Compensation Committee that only the second factor involving the additional operating costs of the coal-powered plant should be taken into account for the second year of the plan and that the amount of $4,000,000 was an approximate amount of the additional operating costs to be incurred by Lincolnway Energy.

◦
Phantom Unit Plan - as a long-term incentive, Mr. Hakmiller received an award of 100 “phantom” Lincolnway Energy membership units (“Phantom Units”), providing the opportunity to earn additional compensation, assuming vesting of the award as described below, based on an increase in value of the Phantom Units occurring during the period of his employment with Lincolnway Energy or, if earlier, a sale of the company (the “Phantom Unit Plan”). The Compensation Committee believed the grant of Phantom Units would closely align Mr. Hakmiller’s interests with the interests of the members of Lincolnway Energy by providing him with an economic stake in Lincolnway Energy that was substantially similar to a member who purchased membership units of Lincolnway Energy at or about the time he commenced employment. The Phantom Units granted to Mr. Hakmiller were not membership units of Lincolnway Energy and the Phantom Units do not entitle him to any rights as a member, including the right to vote at member meetings. The award did, however, provide that Mr. Hakmiller would receive distributions on his Phantom Units in the same amount as any distributions declared by the directors from time to time on Lincolnway Energy’s membership units. The award granted to Mr. Hakmiller will vest if he remains continuously employed through April 9, 2016 (three years from the date of employment) or, if earlier, upon the date of sale of Lincolnway Energy to an unaffiliated party. The purpose of the vesting requirement was to establish an “employment retention” feature whereby Mr. Hakmiller would be incentivized to continue his employment for at least three years. Once vested, the award will result in a lump sum cash payment to Mr. Hakmiller upon a triggering event, provided the value of his Phantom Units has increased over an opening value of $500 per Phantom Unit (the “opening value”) that was established as part of the award. The opening value of $500 per Phantom Unit was determined by the directors based on their estimation of Lincolnway Energy’s membership units having a fair market value of $500 at the time Mr. Hakmiller began employment in April of 2013. A payout under the award will be triggered upon Mr. Hakmiller’s separation from service as an employee of Lincolnway Energy or, if earlier, upon a sale of Lincolnway Energy to an unaffiliated party. Upon the occurrence of a triggering event, the then value of the Phantom Units will be determined (the “ending value”) and the difference between the ending value and the opening value, if a positive number, will be paid to Mr. Hakmiller. If the triggering event is Mr. Hakmiller’s separation from service as an employee, the ending value of the Phantom Units will be the average purchase price paid by buyers of Lincolnway Energy’s membership units through the unit matching service in transactions that closed during the six-month period preceding the month in which his employment terminated, provided that at least two such sales of membership units occurred during such period. In the event there are not two sales during such period, the ending value of the Phantom Units will then be set at an amount equal to 70% of the book value per membership unit determined as the end of the calendar quarter immediately preceding the date of his termination of service as an employee. If the triggering event is a sale of Lincolnway Energy, the ending value of the Phantom Units will then be equal to the value of the membership units of Lincolnway Energy as determined in connection with such sale. Assuming the award of the Phantom Units ultimately vests, and assuming that the ending value of the Phantom Unit exceeds the opening value of $500, Mr. Hakmiller will receive a payout linked to the increase in value of Lincolnway Energy’s membership units following the commencement of his employment. Any award vested would be forfeited, however, if Mr. Hakmiller were to be terminated on a “for cause” basis.

Compensation Decisions - Other Executives. The following discussion describes the manner in which each component of the compensation program for the Executives (other than Mr. Hakmiller) for Fiscal Year 2014 was established.

•
Base Salaries - recommendations for base salaries to be paid to the other Executives were initially developed by Mr. Hakmiller and provided to the Compensation Committee for review.  In developing the recommendations, Mr. Hakmiller considered the Executives’ performance and level of responsibility within the organization and the financial performance of Lincolnway Energy during the previous year.   Based on his consideration of the foregoing factors, Mr. Hakmiller recommended that Ms. Supercynski and Mr. Sommerlot receive a one percent (1%) increase in base salary for Fiscal Year 2014, basically reflecting a cost of living adjustment. Prior to this increase, base salaries for the Executives had remained at the same level for the past 2 fiscal years.  These recommendations were provided to the Compensation Committee which approved them after consultation of Mr. Hakmiller.  The recommendation was ultimately approved by the board. Mr. Picard commenced employment on February 1, 2014 and his base salary was determined by Mr. Hakmiller based on his knowledge of industry compensation levels for employees serving in a commodities manager position. Mr. Picard’s salary was set at approximately the same level as the salary paid to Lincolnway Energy’s previous commodities manager.

•
Company Incentive Plan - the Company Incentive Plan in which the Executives (other than Mr. Hakmiller) participated during Fiscal Year 2014 covered all eligible employees of Lincolnway Energy and provided the opportunity to earn additional compensation based on company profitability. The structure of the Company Incentive Plan reflected the view of the directors that additional compensation should be paid to the Executives only in the event Lincolnway Energy earned a profit for the year and, in addition, that the amount of additional compensation paid, if any, should be tied directly to the amount of profits earned. The Company Incentive Plan established a bonus pool equal in amount to 5.4% of company net income, resulting in a bonus pool of $973,433 (based on net income of $18,026,528 for Fiscal Year 2014); however, only $382,832 of the bonus pool was actually paid out as a result of the caps imposed on payments received by most employees under the plan. Each eligible employee was granted an award equal to a specified percentage of the bonus pool, with Mr. Picard and Mr. Sommerlot being granted awards of 13.3% and 11% of the bonus pool, respectively. As in the past, the allocation percentages among the various employee classes were based on the relative levels of responsibility within the organization. The higher levels of allocation established for the Executives reflects the judgment of the Compensation Committee that these individuals, as the primary managers, have the potential for the most significant impact on company operations. Maximum payment amounts were established for most eligible employees; however, the board elected not to impose a maximum payout under the plan for Mr. Picard and Mr. Sommerlot in order to provide them with a maximum incentive to achieve superior company performance and thereby best align their interest with the interest of the members of Lincolnway Energy.

Summary Compensation Table for Fiscal Years 2014, 2013 and 2012.
The following table sets forth information concerning all forms of compensation paid to or earned by the following Executives during Fiscal Year 2014, as well as for Fiscal Years 2013 and 2012 to the extent applicable:  (i) Eric Hakmiller, in his capacity as the principal executive officer; (ii) Neal Greenberg, an employee of CFO Systems, who served as the interim principal financial officer from January 21, 2014 until October 3, 2014; (iii) Kim Supercynski, who served as the principal financial officer until January 15, 2014; and (iv) Blair Picard and David Sommerlot as the most highly-compensated executives (other than the principal executive officer and principal financial officers) whose compensation must be disclosed under rules of the Securities and Exchange Commission (“SEC Rules”).

Name and Principal Position[1]	Fiscal Year	Salary2 ($)	Non-Equity Incentive Plan Compensation3 ($)	All Other Compensation4 ($)	Total5 ($)

Eric Hakmiller	2014	$232,000	$385,464	$99,825	$717,289
President & Chief Executive Officer	2013	$102,615	$0	$19,628	$122,243

Neal Greenberg[6]	2014	$0	$0	125,047[7]	$125,047
Interim Chief Financial Officer

Kim Supercynski	2014	$43,350	$0	$51,742	$95,092
Former Chief Financial Officer	2013	$137,341	$0	$7,375	$144,716
	2012	$117,541	$0	$5,929	$123,470

Blaine Picard	2014	$88,846	$129,791	$36,621	$255,258
Commercial Manager

David Sommerlot	2014	$115,581	$107,172	$7,624	$230,377
Plant Manager	2013	$114,462	$0	$3,632	$118,094
	2012	$114,462	$0	$3,509	$117,971

NOTES:

1.
Amounts shown in this table reflect compensation paid to or earned by each Executive during Fiscal Years 2014, 2013 and 2012, to the extent applicable. Ms. Supercynski served as Chief Financial Officer until January 15, 2014 and Mr. Greenberg, an independent contractor, was appointed as interim Chief Financial Officer on January 21, 2014 and served in that capacity until October 3, 2014. Mr. Picard commenced employment as Commercial Manager on February 1, 2014.

2.	Amounts reported in this column represent the base salary paid to each Executive during the fiscal year.

3.
Amounts reported in this column for Fiscal Year 2014 represent additional compensation paid to Mr. Hakmiller under the annual performance plan established under his employment agreement and to the other Executives under the Company Incentive Plan.

4.
Amounts reported in this column for Fiscal Year 2014 include:  (i) contributions made by Lincolnway Energy to the 401(k) Plan for the account of each Executive during the fiscal year ($13,985 for Mr. Hakmiller, $1,516 for Ms. Supercynski, $5,134 for Mr. Picard and $6,710 for Mr. Sommerlot); (ii) cash payments of $4,462 to Mr. Hakmiller, $7,176 to Ms. Supercynski and $914 to Mr. Sommerlot for unused paid time off accrued during the fiscal year; (iii) a cash severance payment of $34,385 to Ms. Supercynski in connection with her separation of service; (iv) health and dental insurance premiums of $8,665 paid on behalf of Ms. Supercynski following her separation from service; and (v) with respect to Mr. Hakmiller, an expense allowance (including tax gross-up) of $14,378 to defray his expenses associated with maintaining a temporary residence in Ames pending the sale of his residence in Missouri and relocation of his primary residence to Ames, an allowance of $30,000 to defray expenses associated with the relocation of his primary residence to Ames and a payment of $37,000 as an adjustment to the sales price of his previous home due to the depressed real estate market at the time of his relocation to Ames.  During Fiscal Year 2014, all employees participating in the 401(k) Plan, including the Executives, were eligible to receive a matching employer contribution equal to 50% of the first 6% contributed by an employee from his or her base salary for the fiscal year. No additional discretionary employer contribution to the 401(k) Plan was made during Fiscal Year 2014.

5.	Amounts reported in this column represent total compensation paid to or earned by each Executive during the fiscal year.

6.
Mr. Greenberg was appointed to serve as Interim Chief Financial Officer on January 21, 2014 following the departure of Kim Supercynski, the previous Chief Financial Officer. Mr. Greenberg was an employee of CFO Systems, a firm located in Omaha, Nebraska that provides financial and accounting services to middle-market companies and small businesses, including chief financial officer services on an outsourced basis. All services rendered by Mr. Greenberg were provided on an independent contractor basis and, consequently, Lincolnway Energy did not pay a salary to Mr. Greenberg, nor did he receive any incentive compensation or employee benefits provided to the other Executives. All payments for his services were made directly to CFO Systems. The services rendered by Mr. Greenberg and CFO Systems were provided pursuant to the terms of a letter agreement between CFO Systems and Lincolnway Energy dated January 15, 2014 which provided that either party could terminate the arrangement upon thirty (30) days written notice. Mr. Greenberg and CFO Systems ceased providing services to Lincolnway Energy as of October 3, 2014.

7.
This amount represents the aggregate payments made by Lincolnway Energy during Fiscal Year 2014 to CFO Systems in payment of services provided by Mr. Greenberg in his capacity as Interim Chief Financial Officer (based on a billing rate of $150 per hour). In addition to the amount payable for Mr. Greenberg’s services, Lincolnway Energy paid $39,600 to CFO Systems for services rendered by other professional and support employees of CFO Systems, for a total of $164,647 in payments during Fiscal Year 2014 (not including expense reimbursements paid to CFO Systems employees).

Grants of Plan-Based Awards Tables for Fiscal Year 2014.
Company Incentive Plan. The following table sets forth information concerning the additional compensation potentially available to the Executives (other than Mr. Hakmiller) during Fiscal Year 2014 under the Company Incentive Plan.

ESTIMATED POTENTIAL PAYOUTS UNDER COMPANY INCENTIVE PLAN
	Threshold[1]	Target[2]	Maximum[3]
Blair Picard	No Threshold Amount	$0	No Maximum Amount
David Sommerlot	No Threshold Amount	$0	No Maximum Amount

NOTES:

1.	The Company Incentive Plan did not designate a minimum amount of additional compensation that would be paid based on achieving a minimum or “threshold” level of company profitability.

2.
The Company Incentive Plan did not designate a specific amount of additional compensation that would be paid based on achieving a designated or “targeted” level of company profitability. However, under SEC Rules, when an incentive plan provides only for a single payout (as does the Company Incentive Plan), that amount must be reported as the “target” payout under the table. In addition, SEC Rules require that an estimated payout be disclosed based on previous fiscal year performance if the payout for Fiscal Year 2014 was not determinable at the time the award was granted to the Executives at the outset of Fiscal Year 2014. Consistent with these rules, the foregoing table provides an estimated payout under the Company Incentive Plan for Fiscal Year 2014 based on company performance during Fiscal Year 2013. Because Lincolnway Energy experienced a net loss during Fiscal Year 2013, and because no payout is made in the event of a net loss, the estimated payout under the Company Incentive Plan for Fiscal Year 2014, based on Fiscal Year 2013 performance, would result in an estimation that no payout would be made to the Executives during Fiscal Year 2014.

3.	The Company Incentive Plan did not designate a maximum amount of additional compensation that the Executives would be eligible to receive.
Annual Performance Plan. The following table sets forth information concerning the additional compensation potentially available to Mr. Hakmiller during Fiscal Year 2014 under the Annual Performance Plan.

ESTIMATED POTENTIAL PAYOUT UNDER ANNUAL PERFORMANCE PLAN
	Threshold[1]	Target[2]	Maximum[3]
Eric Hakmiller	No Threshold Amount	$0	No Maximum Amount

NOTES:

1.
The Annual Performance Plan developed for Mr. Hakmiller did not designate a minimum amount of additional compensation that would be paid based on achieving a minimum or “threshold” level of company performance.

2.
The Annual Performance Plan did not designate a specific amount of additional compensation that would be paid based on achieving a designated or “targeted” level of company performance. However, under SEC Rules, when an incentive plan provides only for a single payout (as does the Annual Performance Plan), that amount must be reported as the “target” payout under the table. In addition, SEC Rules require that an estimated payout be disclosed based on previous fiscal year performance if the payout for Fiscal Year 2014 was not determinable at the time the award was granted. Consistent with these rules, the foregoing table provides an estimated payout under the Annual Performance Plan for Fiscal Year 2014 based on company performance during Fiscal Year 2013. For Fiscal Year 2013, Lincolnway Energy reported a net loss of ($7,212,192). Under the Annual Performance Plan, the sum of $4 million would be added to such net loss to determine the Bonus Base for Fiscal Year 2014, resulting in an adjusted figure of ($3,212,192) as the Bonus Base. Because no payout is made in the event of a negative Bonus Base, the estimated payout under the Annual Performance Plan for Fiscal Year 2014, based on Fiscal Year 2013 performance, would result in an estimation that no payout would be made to Mr. Hakmiller during Fiscal Year 2014.

3.	The Annual Performance Plan did not designate a maximum amount of additional compensation that would be paid based on company performance.
Potential Payments upon Termination or Change in Control.
The Phantom Unit Plan contained in Mr. Hakmiller’s employment agreement, assuming vesting of the award, provides a potential payout to Mr. Hakmiller upon the termination of his employment with Lincolnway Energy (unless such employment is terminated on a “for cause” basis, in which case the award is forfeited) or in the event of a change of control situation in which Lincolnway Energy is sold to an unaffiliated party (assuming he remains an employee at the time of such sale). The Phantom Unit Plan is described in detail above under the heading “Hakmiller Incentive Arrangements”, including the specific circumstances that would trigger a payout, the manner in which the amount of the payout would be determined and the vesting and forfeiture conditions applicable to the award. Under SEC Rules, Lincolnway Energy must provide a reasonable estimate of the payout to Mr. Hakmiller under the Phantom Unit Plan had the triggering event taken place on the last business day of Fiscal Year 2014 even though the award does not vest until April 9, 2016 when Mr. Hakmiller completes three years of employment with Lincolnway Energy. Consistent with SEC Rules, and assuming the award to Mr. Hakmiller had vested as of September 30, 2014, and assuming the event triggering the payout was the termination of his employment as of that date, Mr. Hakmiller would have received a payout of $4,090 under the Phantom Unit Plan based on the following calculation. The award consisting of 100 Phantom Units would have had an ending value of $540.90 per unit, resulting in an increase of value of $40.90 per Phantom Unit, determined by subtracting the opening value of $500 per unit from the ending value of $540.90 per unit, resulting in a payout of $4,090 ($40.90 per unit x 100 Phantom Units). The ending value of the Phantom Units would have been determined by the sales price of the membership units traded pursuant to the unit matching service during the six months prior to September 30, 2014. During that time, there were seven sales transactions, with sales prices ranging from a low of $405 per unit to a high of $700 per unit. Under the terms of the Phantom Unit Plan, the ending value of the Phantom Units would have been the average sales price paid in those transactions, resulting in the ending value of $540.90 per Phantom Unit.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

As of the date of the posting of this proxy statement on Lincolnway Energy's website, Lincolnway Energy did not have any compensatory plan or arrangement with any employee which results or will result in payments to the employee from the resignation, retirement or other termination of the employee's employment with Lincolnway Energy or from a change in control of Lincolnway Energy or a change in the employee's responsibilities following a change in control of Lincolnway Energy. Lincolnway Energy made a payment to Kim Supercynski in connection with Kim no longer serving as the chief financial officer of Lincolnway Energy. As noted in the "COMPENSATION OF EXECUTIVE OFFICERS" section above, Eric Hakmiller has an equivalent unit plan that will vest upon any sale of all or substantially all of the assets of Lincolnway Energy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of Lincolnway Energy's compensation committee during the fiscal year ended September 30, 2014 and through the date of the posting of this proxy statement on Lincolnway Energy's website were Kurt Olson, Bill Couser, Rick Vaughn, Jim Hill and Greg Geoffroy. The compensation committee makes recommendations to the directors regarding the compensation of the executive officers and the directors, so all of the directors participated in the consideration and establishment of the compensation of the executive officers and the directors for the fiscal year ended September 30, 2014. Jeff Taylor is the chairman of Lincolnway Energy, Brian Conrad is the vice chairman, Terry Wycoff is the treasurer and Dick Johnson is the secretary. Kurt Olson served as the secretary of Lincolnway Energy from May 2008, until February 2011, and as the vice chairman of Lincolnway Energy from March 2011 until March 2014. Bill Couser has previously served as the interim president and as the chairman of Lincolnway Energy, and Tim Fevold has previously served as the secretary of Lincolnway Energy.

RATIFICATION OF AUDITOR--PROPOSAL 2

The directors and the audit committee have selected McGladrey LLP as Lincolnway Energy's auditor for the fiscal year ending September 30, 2015, and the directors are asking the members to ratify that selection. McGladrey LLP has served as Lincolnway Energy's auditor since October 2005. Although the engagement, retention and supervision of Lincolnway Energy's auditor is within the authority of the directors and the audit committee, the directors consider the selection of the auditor to be an important matter of member concern and are submitting the selection of McGladrey LLP for ratification by the members as a matter of good corporate practice.

The members holding at least 25% of the outstanding units will constitute a quorum of the members for the annual meeting. If a quorum is represented at the annual meeting, the affirmative vote of the members holding at least a majority of the units that are represented at the annual meeting (in person or by proxy or ballot) will be required for the ratification of the selection of McGladrey LLP as Lincolnway Energy's auditor for the fiscal year ending September 30, 2015. The Directors recommend a vote FOR the proposal.

You should carefully review the ballot for voting instructions on this proposal.

One or more representatives of McGladrey LLP are expected to be present at the annual meeting and will have the opportunity to make a statement at the annual meeting if they desire to do so, and are also expected to be available to respond to appropriate questions.

DISCLOSURE OF INDEPENDENT AUDITOR FEES

The following table presents fees for professional services rendered by McGladrey LLP for the audit of Lincolnway Energy's annual financial statements for the fiscal years ended September 30, 2014 and 2013 and fees billed for other services rendered by McGladrey LLP during those periods:

	Year Ended September 30,
	2014	2013
Audit Fees	$79,700	$82,200
Audit Related Fees	$5,700	$1,000
Tax Fees	$24,000	$24,000
Total	$109,400	$107,200

Audit Fees.  The audit fees were billed for the audit by McGladrey LLP of Lincolnway Energy's annual financial statements and review of the financial statements included in Lincolnway Energy's quarterly reports on Form 10-Q or services that are normally provided by McGladrey LLP in connection with statutory and regulatory filings or engagements.

Audit Related Fees. The audit related fees were incurred for SEC reporting matters and other audit related services.

Tax Fees.  The tax fees were billed for services rendered by McGladrey LLP for tax compliance, tax advice and tax planning.  The nature of the services comprising the tax fees was for year end tax preparation of the partnership return and associated K-1's.

Lincolnway Energy's directors have concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of McGladrey LLP.

Each specific engagement of McGladrey LLP is pre-approved by the audit committee of the board of Lincolnway Energy.

Security Ownership of Management

The table below sets forth certain information regarding the beneficial ownership of units of Lincolnway Energy as of January 20, 2015 by the following individuals:

•	Lincolnway Energy's directors;

•	Lincolnway Energy's president, director of finance, plant manager and commercial manager;

•	Each nominee for election as a director at the annual meeting; and

•	Lincolnway Energy's directors and its president, director of finance, plant manager and commercial manager, as a group.

The three nominees for the three director positions that are to be filled at the annual meeting are incumbent directors, and are William Couser, Rick Vaughan and Terry Wycoff. The listed individuals are not separately designated as nominees for election as a director in the following table.

Lincolnway Energy had 42,049 outstanding units on January 20, 2015.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership[1]	Percent of Class

William Couser, Director	4,132.98%

Jeff Taylor, Director and Chairman	580[2,3]	1.38%

Timothy Fevold, Director	126.30%

Terrill Wycoff, Director and Treasurer	275.65%

James Hill, Director	250.59%

Brian Conrad, Director and Vice Chairman	5,532	1.32%

Rick Vaughan, Director	-0-	0%

Richard Johnson, Director and Secretary	145.34%

Kurt Olson, Director	200.48%

Gregory Geoffrey	-0-	0%

Eric Hakmiller, President	-0-	0%

Kristine Strum, Director of Finance	-0-	0%

David Sommerlot, Plant Manager	-0-	0%

Blair Picard, Commercial Manager	-0-	0%

All directors and executive officers as a group	2,542	6.04%

[1]	Unless otherwise indicated by a footnote, all of the units are directly owned by the listed individual or jointly owned with their spouse and are not pledged as security by the listed individual.

2 All of the units are pledged as security by the listed individual, except that only 417 units of Mr. Conrad are pledged.

[3]	Fifty of the units are held by a trust for which Jeff Taylor serves as one of the trustees and fifty of the units are held by minor children of Mr. Taylor.

Kim Supercynski served as Lincolnway Energy's chief financial officer from October 29, 2005 until January 15, 2014. Kim did not own any units of Lincolnway Energy during that time, but Kim's spouse owns 25 units of Lincolnway Energy.

Neal Greenberg served as Lincolnway Energy's interim chief financial officer from January 21, 2014 until October 3, 2014. Neal did not own any units of Lincolnway Energy during that time.

To Lincolnway Energy's knowledge, as of the date of the posting of this proxy statement on Lincolnway Energy's website:

•
No person or group (as that term is defined in Section 13(d)(3) of the Exchange Act) was the beneficial owner of more than 5% of Lincolnway Energy's outstanding units, and no person or group held more than 5% of Lincolnway Energy's outstanding units pursuant to any voting trust or similar agreement, and

•	There were no arrangements, including any pledge of units by any person, the operation of which may at a subsequent date result in a change in control of Lincolnway Energy.

AUDIT COMMITTEE REPORT

The directors have the ultimate authority for effective corporate governance, including the role of oversight of the management of Lincolnway Energy. The audit committee's general purpose is to assist the directors in fulfilling their responsibilities by overseeing the accounting and financial reporting processes of Lincolnway Energy, the audits of Lincolnway Energy's financial statements, the qualifications and performance of the independent registered public accounting firm engaged as Lincolnway Energy's independent auditor, and the performance of Lincolnway Energy's internal accounting, financial reporting and auditing processes.

The audit committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of Lincolnway Energy's financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Lincolnway Energy's system of internal control. Lincolnway Energy's independent auditor, McGladrey LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The audit committee has reviewed and discussed Lincolnway Energy's audited financial statements and related footnotes for the fiscal year ended September 30, 2014, and the independent auditor's report on those financial statements, with Lincolnway Energy's management and with McGladrey LLP. Management represented to the audit committee that Lincolnway Energy's financial statements were prepared in accordance with generally accepted accounting principles.

The audit committee has discussed with McGladrey LLP the matters required to be discussed by the Public Company Accounting Oversight Board. The audit committee has also received the written disclosures and the letter from McGladrey LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey LLP's communications with the audit committee concerning independence, and has discussed with McGladrey LLP that firm's independence.

Based on the review and discussions referred to above, the audit committee recommended to the directors that the audited financial statements be included in Lincolnway Energy's Annual Report on Form 10-K for the fiscal year ended September 30, 2014 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard Johnson
Tim Fevold
Brian Conrad
Rick Vaughan

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the compensation discussion and analysis set forth above in the "COMPENSATION OF EXECUTIVE OFFICERS" section of this proxy statement with management, and, based on that review and discussion, recommended to the directors that the compensation discussion and analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Kurt Olson
Bill Couser
Rick Vaughn
Jim Hill
Greg Geoffroy

MEMBER PROPOSALS FOR 2016 ANNUAL MEETING

Lincolnway Energy currently anticipates holding the annual meeting for 2016 in February, March or April of 2016.

In order for a proposal of any member pursuant to the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 to be presented for inclusion in Lincolnway Energy's proxy materials for the annual meeting of members to be held in 2016, the proposal must be received at Lincolnway Energy's principal executive office by no later than the close of business on September 23, 2015. Any proposal will need to comply with the regulations of the Securities and Exchange Commission regarding the inclusion of member proposals in Lincolnway Energy's proxy materials. As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included in Lincolnway Energy's proxy materials.

Any member proposal, other than with respect to a nominee for election as a director, that is submitted outside the processes of Rule 14a-8 shall be also considered untimely unless received at Lincolnway Energy's principal executive office by no later than September 23, 2015. A member who desires to submit a proposal outside of the processes of Rule 14a-8 must review and follow Section 5.4 of the Second Amended and Restated Operating Agreement of Lincolnway Energy.

Under Section 4.3 of the Second Amended and Restated Operating Agreement of Lincolnway Energy, any member or members owning at least five percent of the outstanding units may nominate any individual for election as a director at an annual meeting only if a fully completed and signed written nomination petition is received at the principal office of Lincolnway Energy no sooner than the October 1, but not later than the November 30, which precedes the annual meeting in question. The nomination petition must be on a form provided by Lincolnway Energy. In order to have the nominee included in Lincolnway Energy's proxy materials for the 2016 annual meeting of the members, Lincolnway Energy may, under Rule 14a-18 of the Securities and Exchange Commission, require, among other things, the nominating member or members to provide notice to Lincolnway Energy of the member's intent to do so on Schedule 14N and to file that notice with the Securities and Exchange Commission as provided in Rule 14a-18. The nominee must provide Lincolnway Energy with the nominee statement contemplated by Section 4.3 of the Second Amended and Restated Operating Agreement.

A member who wishes to submit a proposal or a nomination petition is encouraged to seek independent counsel about the requirements of the Securities and Exchange Commission and under the Second Amended and Restated Operating Agreement. Lincolnway Energy is not required to consider any proposal or nomination petition that does not meet the requirements of the Securities and Exchange Commission and the requirements of the Second Amended and Restated Operating Agreement.

All proposals and nomination petitions should be directed to Lincolnway Energy's principal executive office located at 59511 W. Lincoln Highway, Nevada, Iowa, to the attention of Lincolnway Energy's secretary. Lincolnway Energy suggests that proposals and nomination petitions be sent by electronic means or by certified mail, return receipt requested, or by another means that permits proof of the date of delivery.

OTHER MATTERS

The directors do not intend to bring any other business before the annual meeting, and no member proposals will be able to be made or acted upon at the annual meeting, so the only member action to be acted upon at the annual meeting will be the vote on the two proposals as described and provided in this proxy statement.

By order of the Directors,

/s/ Richard Johnson
Richard Johnson, Secretary

Nevada, Iowa
January 20, 2015

LINCOLNWAY ENERGY, LLC
BALLOT
ANNUAL MEETING OF MEMBERS
March 5, 2015

This Ballot is provided to you as a member of Lincolnway Energy, LLC ("Lincolnway Energy") in connection with the annual meeting of the members that will be held on March 5, 2015, commencing at 6:30 p.m., at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa, and any postponements or adjournments thereof. If you need directions to the Holiday Inn, please call Lincolnway Energy at (515) 232-1010.

The units held by you will be voted in accordance with your specifications provided in this Ballot if this Ballot is properly completed and timely returned to Lincolnway Energy. You must complete, date and sign this Ballot. You can deliver this Ballot in person at the annual meeting. You can also deliver this Ballot to the principal office of Lincolnway Energy in person or by mail, but in either case, the Ballot must be received by Lincolnway Energy before 3:00 p.m. on March 5, 2015 in order to be valid and counted. If you return your Ballot before the annual meeting, and decide that you want to change your vote, you can do so at any time before the voting results are announced at the annual meeting by either coming to the principal office of Lincolnway Energy before 3:00 p.m. on March 5, 2015 or by coming to the annual meeting and notifying any director at any time before the voting results are announced at the annual meeting. In either case, you will be given another Ballot to complete and deliver either at the annual meeting or to the principal office of Lincolnway Energy at any time before 3:00 p.m. on March 5, 2015.

This Ballot is being given by you for the annual meeting and for any postponements or adjournments of the annual meeting.

This Ballot is solicited on behalf of the Directors of Lincolnway Energy.

Proposal 1--Vote On Election of Directors

There are three director positions to be filled, and there are three nominees to fill those three positions. You can vote for less than three nominees, and, in that case, your vote for the nominee or the two nominees designated by you will be counted, but you will be deemed to have abstained and withheld from voting for all of the other nominees. If you do not vote for any of the nominees, you will be deemed to have abstained and withheld from voting for any of the nominees. An abstention or withholding will not be counted as a vote for or against a nominee, but you will still be deemed present for purposes of establishing a quorum for the annual meeting. The directors recommend the election of the three nominees.

I hereby vote FOR the following nominees for director (TO VOTE FOR A NOMINEE PLACE AN "X" IN THE BOX NEXT TO THE NAME OF THE NOMINEE):

☐	William Couser	☐	Rick Vaughan	☐	Terry Wycoff

Proposal 2-Vote On Ratification of Selection of Lincolnway Energy's Auditor

I hereby vote as follows with respect to the selection of McGladrey LLP to act as the auditor for Lincolnway Energy for the fiscal year ending September 30, 2015. The Directors recommend a vote "FOR" this proposal. (PLACE AN "X" IN THE BOX WHICH SETS OUT HOW YOU WANT TO VOTE ON THIS PROPOSAL)

☐	FOR	☐	AGAINST	☐	ABSTAIN

If you check more than one box or you do not check any box, you will be deemed to have abstained from voting on this proposal. A member abstaining will be counted for quorum purposes, but the units of the member will not be counted as votes cast for or against this proposal.

Dated: __________________, 2014

[SIGNATURE BLOCK FOR INDIVIDUALS	SIGNATURE BLOCK FOR ENTITY]
OR JOINT BOTH parties must sign]	(Corporation, Partnership, Trust, IRA)

(Signature 1)	(PRINTED Entity Name)
Printed Name 1:
(Authorized Signature)

Printed Authorized Name:
(Signature 2)
Printed Name 2:	Title: